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Exhibit 21.1

LIST OF SUBSIDIARIES

       Main Street Capital Partners, LLC, a Delaware limited liability company

       Main Street Mezzanine Management, LLC, a Delaware limited liability company

       Main Street Equity Interests, Inc., a Delaware corporation

       Main Street Mezzanine Fund, LP, a Delaware limited partnership

       Main Street Capital II GP, LLC, a Delaware limited liability company

       Main Street Capital II, LP, a Delaware limited partnership

       MSCII Equity Interests, LLC, a Delaware limited liability company

       In addition, certain portfolio companies may be deemed to be subsidiaries of Main Street Capital Corporation. For a more detailed discussion of these entities, see the Consolidated Schedule of Investments in the Annual Report on Form 10-K of Main Street Capital Corporation.

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  Exhibit 21.1
LIST OF SUBSIDIARIES